FOR IMMEDIATE RELEASE

Lightbridge Provides Update on Nuclear Fuel Commercialization Plan,
Business Update and Financial Results for 2015

RESTON, Va., March 15, 2016 -- Lightbridge Corporation (NASDAQ:LTBR) today issued an update on its commercialization strategy and provided a business and financial update for the year ended December 31, 2015.

Recent Highlights:

•

Entered into a joint development agreement (“JDA”) with AREVA to assess establishing a joint venture in 2016 to develop, manufacture and commercialize fuel assemblies based on Lightbridge’s next generation metallic nuclear fuel technology;

•

Entered into an initial services agreement with BWXT Nuclear Energy, Inc. (BWXT) to evaluate the ability to fabricate and prepare a preliminary plan for fabrication of Lightbridge-designed partial length nuclear fuel samples at BWXT facilities in the United States;

•

Institute for Energy Technology (IFE) received formal regulatory approval from the Norwegian Radiation Protection Authority for all planned irradiation of Lightbridge’s metallic fuel at thhe Halden research reactor in Norway, which is expected to begin in 2017; and

•

Four of the largest U.S. nuclear power plant operators continue to advise Lightbridge on its nuclear fuel program, and recently expanded their support to include expert technical advice in the area of U.S. Nuclear Regulatory Commission (NRC) regulatory licensing activities.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We have had a remarkable year during which we have made extraordinary progress on our nuclear fuel technology. Not only have we met all the key fuel development milestones that were set for the year but we also have exceeded our expectations in terms of progress toward commercial deployment of our metallic fuel into the market. Our original goal was to have a commercial fuel manufacturing arrangement in place in late 2017 or 2018, but current progress may lead to a final long-term commercial arrangement with one or more fuel manufacturers well ahead of schedule. We believe this is due in part to the strong support we have garnered from four of the leading U.S. nuclear operators s, which continue to advise Lightbridge on our nuclear fuel program. With continuing support from these four major US utilities and our recent partnership with AREVA NP under a Joint Development Agreement, we are more confident than ever we will be successful in meeting our fuel development and fuel commercialization goals.”

“We recently announced that IFE received formal regulatory approval from the Norwegian Radiation Protection Authority for all planned irradiation of our metallic fuel at the Halden research reactor in Norway. This is the final regulatory approval in Norway required to begin testing of our advanced metallic fuel under commercial reactor operating conditions in the Halden research reactor in 2017.”

“We believe our commercial goals are closely aligned with government priorities. The Paris agreement reached at the 21st Conference of Parties back in December commits virtually all countries to reduce CO2 emissions and the U.S. Clean Power Plan allows credit for new nuclear power plants and power uprates to existing nuclear power plants. States are charged with making plans to achieve these national goals by September 2016. We believe these credits for power uprates will provide further support for our fuel in the U.S., making it even more economically attractive to nuclear utilities. Moreover, we are seeing increased interest in our fuel designs from reactor operators, not just in the U.S., but around the world. Other countries are preparing plans that we expect will include similar provisions as the U.S. We look forward to announcing additional partnerships and support for our next generation fuel technology from the global nuclear power community.” “We plan to further minimize costs and dilution to our shareholders through alliances with fuel vendors, fuel manufacturers and other strategic partners.”

Summary Financial Results – Year End 2015 compared to Year End 2014

For the year ended December 31, 2015, Lightbridge’s net loss was $4.3 million, or a loss of $0.24 per share, on revenue of $0.9 million. For the year ended December 31, 2014, Lightbridge’s net loss was $3.7 million, or a loss of $0.24 per share, on revenue of $1.3 million. All revenue was generated from consulting services. Stock-based compensation expense was $1.9 million for the year ended December 31, 2015 compared to $0.3 million for the year ended December 31, 2014. Excluding the impact of warrant revaluation for the derivative warrant liability, net loss for the years ended December 31, 2015 and 2014 would have been $6.6 million and $4.8 million, respectively. (See “About Non-GAAP Financial Measures” near the end of this release). For the twelve months ended December 31, 2015, the Company’s cash flows used in operating activities were $3.7 million versus $4.3 million used in operating activities for the same period of 2014, a decline of approximately 14%, due primarily to reduced overhead expenses in 2015.

Balance Sheet Overview

At December 31, 2015, the Company had approximately $1.0 million in cash, cash equivalents and restricted cash, and approximately $0.1 million of working capital, with no long-term debt. Stockholders' equity (deficiency) was approximately ($1.5) million at December 31, 2015 compared with $0.8 million on December 31, 2014. Common shares outstanding at December 31, 2015 and 2014 totaled 18,628,957 and 18,082,874, respectively.

The primary sources of cash available to us presently are equity investments through our equity purchase agreement with Aspire Capital Partners, LLC, and our ATM agreement with MLV & Co. LLC. We have no debt or debt credit lines and we have financed our operations to date through our consulting revenue and the sale of our common stock. We raised approximately $0.2 million in 2015 from our ATM financing agreement, and as of the date of this filing, we have raised approximately $1.2 million in 2016 through our equity purchase agreement with Aspire.

Commercial Nuclear Energy Market Opportunity

The commercial nuclear energy industry is projected to grow rapidly at a time of rising global demand for reliable, carbon-free, base load electric power. There are currently 436 operable civil nuclear reactors in 30 countries around the world, with 67 reactors under construction and 488 on order, planned or proposed, according to the World Nuclear Association. By 2040, the International Energy Agency projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction. While some older reactors are closing in the U.S. and Europe, the global market is growing.

For a detailed description of the value proposition of Lightbridge fuel technology, including projected incremental annual net operating cash flows and return on investment for a nuclear power plant operator using Lightbridge fuel at various wholesale electricity prices, visit http://bit.ly/1jLXpoY . The advantages of Lightbridge's metallic fuel design have been confirmed in independent third-party analyses. These reports, which include a peer-reviewed article published in Nuclear Technology and reports by Siemens, are available for download at http://ir.ltbridge.com/.

2015 Fourth Quarter Conference Call

Lightbridge will hold a conference call and webcast on Thursday, March 17th at 11:00 a.m. Eastern Time to discuss the company's financial results for the fourth quarter ending December 31, 2015, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-830-2627 for U.S. callers, or +1- 785-424-1230 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight April 17, 2016, and can be accessed by calling: 800-695-2122 (U.S. callers) or +1- 402-530-9027 (international callers).

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude warrant revaluation income. Net income excluding warrant revaluation income is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net loss excluding warrant revaluation income is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net loss excluding warrant revaluation income as a means to measure operating performance. The table below reconciles net loss excluding revaluation income, a non-GAAP measure, to net loss for the years ended December 31, 2015 and 2014.

(in thousands)
	Year Ended	Year Ended
	December 31,	December 31,
	2015	2014
Net loss excluding warrant revaluation income	$(6,618)	$(4,816)
Adjustments:
Warrant revaluation income	2,306	1,162
Net loss	$(4,312)	$(3,654)

Lightbridge Corporation

Lightbridge is a U.S. nuclear fuel technology company, based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm .

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, future arrangement pursuant to the joint development agreement with AREVA, the Company’s entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Energy Plan and similar regulations, the Company’s anticipated financial resources and position, the Company’s product and service offerings and the expected market for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. +1 855-379-9900
ltbr@crescendo-ir.com

*** tables follow ***

Lightbridge Corporation
Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$623,184	$4,220,225
Restricted cash	325,832	325,181
Accounts receivable - project revenue and reimbursable project	139,797	469,086
Prepaid expenses and other current assets	168,029	205,185
Total Current Assets	1,256,842	5,219,677
Other Assets
Patent costs	950,594	833,560
Total Assets	$2,207,436	$6,053,237

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable and accrued liabilities	$1,182,371	$653,669
Total Current Liabilities	1,182,371	653,669
Long-Term Liabilities
Deferred lease abandonment liability	196,938	-
Derivative warrant liability	2,327,195	4,633,312
Total Liabilities	3,706,504	5,286,981

Commitments and contingencies - note 7

Stockholders' Equity (Deficiency)
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 authorized, 18,628,957 shares outstanding at December 31, 2015 and 18,082,874 at December 31, 2014	18,629	18,083
Additional paid-in capital	72,853,744	70,801,464
Accumulated Deficit	(74,371,441)	(70,053,291)
Total Stockholders' Equity (Deficiency)	(1,499,068)	766,256
Total Liabilities and Stockholders' Equity (Deficiency)	$2,207,436	$6,053,237

Lightbridge Corporation
Consolidated Statements of Operations

	Years Ended
	December 31,
	2015	2014
Revenue:

Consulting Revenue	$910,531	$1,310,199

Cost of Consulting Services Provided	694,292	756,277

Gross Margin	216,239	553,922

Operating Expenses
General and administrative	5,350,285	3,834,935
Research and development expenses	1,484,164	1,534,605
Total Operating Expenses	6,834,449	5,369,540

Operating Loss	(6,618,210)	(4,815,618)

Other Income and (Expenses)
Warrant revaluation	2,306,117	1,162,730
Interest income	705	1,951
Other income (expenses)	(6,762)	(3,377)
Total Other Income and (Expenses)	2,300,060	1,161,304

Net loss before income taxes	(4,318,150)	(3,654,314)

Income taxes	-	-

Net loss	$(4,318,150)	$(3,654,314)

Net Loss Per Common Share,
Basic and Diluted	$(0.24)	$(0.24)

Weighted Average Number of Shares Outstanding	18,239,302	15,463,392

Lightbridge Corporation
Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2015	2014
Operating Activities:
Net Loss	$(4,318,150)	$(3,654,314)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	1,881,326	282,276
Abandonment loss	433,467	-
Loss on marketable securities	-	1,297
Warrant revaluation	(2,306,117)	(1,162,730)
Changes in operating working capital items:
Accounts receivable - fees and reimburseable project costs	329,289	(43,170)
Prepaid expenses and other assets	37,156	83,754
Accounts payable and accrued liabilities	292,173	177,040
Net Cash Used In Operating Activities	(3,650,856)	(4,315,847)

Investing Activities:
Proceeds from the sale of marketable securities	-	14,434
Patent costs	(117,034)	(134,392)
Net Cash Used In Investing Activities	(117,034)	(119,958)

Financing Activities:
Net proceeds from the issuance of common stock	171,500	4,753,326
Restricted cash	(651)	229,827
Net Cash Provided by Financing Activities	170,849	4,983,153

Net Increase (Decrease) In Cash and Cash Equivalents	(3,597,041)	547,348

Cash and Cash Equivalents, Beginning of Year	4,220,225	3,672,877

Cash and Cash Equivalents, End of Year	$623,184	$4,220,225

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$-	$-
Income taxes	$-	$-

Non-Cash Financing Activity:
Warrant liability - fair value of warrants exercised	$-	$331,144